UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2011

MB FINANCIAL, INC.

Maryland	0-24566-01	364460265
(State or other jurisdiction	(Common File No.)	(IRS Employer
of incorporation)		Identification Number)

800 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (888) 422-6562

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 17, 2011, the Board of Directors of MB Financial, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, increased the number of directors of the Company from nine to ten and appointed Renee Togher to the newly created directorship.  A copy of the press release issued by the Company announcing the appointment of Ms. Togher is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

There are no arrangements or understandings between Ms. Togher and any other persons pursuant to which she was selected as a director.  There are no transactions in which Ms. Togher has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

Ms. Togher will be entitled to the same compensation arrangements provided to the other non-employee directors of the Company, including fees of $3,000 for each Board meeting attended and $1,000 for each committee meeting attended, and an annual retainer of $36,000.  All director fees can be deferred into either or both of the Company’s stock and non-stock non-qualified deferred compensation plans.  Up to 70% of fees not deferred can, in lieu of cash, be paid in five-year, immediately exercisable options to purchase shares of the Company’s Common Stock granted under the Company’s Second Amended and Restated Omnibus Incentive Plan (the “Omnibus Incentive Plan”), and up to 100% of fees not deferred can be paid in shares of restricted stock granted under the Omnibus Incentive Plan that vest on the first anniversary of the grant date. Grants of stock options and restricted stock in lieu of director fees are made on the last business day of each calendar quarter.

The Board committees to which Ms. Togher will be appointed have not yet been determined.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1	Press release dated August 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB FINANCIAL, INC.

Date: August 19, 2011	By:	/s/Jill E. York
Jill E. York
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                Description

99.1	Press release dated August 18, 2011